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                                                                      EXHIBIT 99

                                                               [Logo of Lyondell
                                                                   appears here]

News
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One Houston Center, 1221 McKinney Ave., P.O. Box 3646, Houston, Texas 77253-
3646 (713) 652-7200

                                                           FOR IMMEDIATE RELEASE

LYONDELL REPORTS IMPROVED 1994 OUTLOOK AT ANNUAL MEETING

  HOUSTON, May 5, 1994--"Actions which Lyondell took in 1993 to strengthen the company have improved Lyondell's outlook for 1994, even if industry conditions remain the same as they were in 1993," Bob G. Gower, president and chief executive officer of Lyondell Petrochemical Company, told stockholders today at the company's Annual Meeting. "However, so far the business environment for both petrochemicals and refining looks significantly better than last year."

  "We believe that we are beginning to see results from our constant focus on cash flow to maximize shareholder returns," Gower said. "The same management priorities and strategies that have served us well through the tough times have positioned Lyondell to perform very well as conditions improve."

  Following an announcement earlier in the day that ARCO and Lyondell have filed registration statements related to a proposed offering of debt securities exchangeable upon maturity, at ARCO's option, into Lyondell common stock or cash with an equal value, Gower told the stockholders that Lyondell management is cooperating fully with ARCO's proposed offering. "We do not believe this transaction, if completed, will have any impact on the company's operations," he said.

  Mike R. Bowlin, chairman of the board of Lyondell Petrochemical Company, told the stockholders that, "ARCO's plan to go forward with this debt offering has been motivated by ARCO's financial strategy and does not reflect any adverse view of Lyondell's future. On the contrary, we have structured this transaction so that ARCO can continue to participate in Lyondell's upside potential." Bowlin also serves as president and chief operating officer of ARCO.

  He also announced that, upon the closing of the debt offering which will depend on market conditions, he and the other ARCO officers who currently serve on the Lyondell Board intend to resign. ARCO further intends to vote its shares in Lyondell in proportion to the votes of the other public stockholders while the Notes are outstanding, except under certain circumstances.

  Because of these announcements, voting on the proposals in the proxy statement was deferred. The stockholders were told that, subsequent to today's meeting, Lyondell's Board will take appropriate action and update the proxy materials to reflect changes from the proposed transaction. The Board will reconvene the annual meeting after stockholders have received the updated materials and notice of the new meeting date.
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  Lyondell Petrochemical Company produces a wide variety of petrochemicals, including olefins (primarily ethylene, propylene, butadiene, butylenes and specialty products), methanol and MTBE, low-density polyethylene and polypropylene. Lyondell currently has an approximately 90 percent interest in LYONDELL-CITGO Refining Company Ltd., which produces refined petroleum products, including gasoline, heating oil, jet fuel, aromatics and lubricants.

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For information, contact:Media--Jackie Wilson (713) 652-4596
                     Investors--Dave Balderston (713) 652-4590
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Registration statements related to the Exchangeable Notes have been filed by
ARCO and Lyondell with the Securities and Exchange Commission, but have not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.